UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 28, 2014
Date of Report (Date of earliest event reported)

AMERCO
(Exact name of registrant as specified in its charter)

Nevada	1-11255	88-0106815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1325 Airmotive Way, Ste. 100 Reno, Nevada 89502-3239
(Address of Principal Executive Offices)

(775) 688-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07   Submission of Matters to a Vote of Security Holders

On August 28, 2014, AMERCO (the “Company”) held its 2014 Annual Meeting of Stockholders. At such meeting our stockholders voted upon and approved: (i) the election of Edward J. Shoen, James E. Acridge, Charles J. Bayer, John P. Brogan, John M. Dodds, Michael L. Gallagher, Daniel R. Mullen and James P. Shoen as directors of the Company, to serve until the 2015 Annual Meeting of Stockholders of the Company (“Proposal 1”); (ii) an advisory vote on the approval of compensation paid to the Company’s named executive officers (“Proposal 2”); (iii) the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2015 (“Proposal 3”) and (iv) a proposal received from Company stockholder proponents to ratify and affirm the decisions and actions taken by the Board of Directors and executive officers of the Company, with respect to AMERCO and its subsidiaries, for the time frame of April 1, 2013 and March 31, 2014 (“Proposal 4”).

The following table sets forth the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes with respect to each matter voted on at the 2014 Annual Meeting of Stockholders of AMERCO.

	Votes Cast For	Votes Cast Against	Votes Withheld	Abstentions	Broker Non-votes
Proposal 1
Edward J. Shoen	14,130,079	-	2,542,773	-	1,168,734
James E. Acridge	16,364,831	-	308,021	-	1,168,734
Charles J. Bayer	16,453,425	-	219,427	-	1,168,734
John P. Brogan	16,553,725	-	119,127	-	1,168,734
John M. Dodds	16,238,315	-	434,537	-	1,168,734
Michael L. Gallagher	16,350,192	-	322,660	-	1,168,734
Daniel R. Mullen	16,362,028	-	310,824	-	1,168,734
James P. Shoen	14,130,381	-	2,542,471	-	1,168,734

Proposal 2	16,598,878	42,343	-	31,631	1,168,734

Proposal 3	17,783,833	35,058	-	22,695	-

Proposal 4	13,431,598	3,212,121	-	29,133	1,168,734

Item 8.01   Other Events

On August 28, 2014, the Company stated in its Virtual Analyst and Investor webcast that subsidiaries of the Company had defeased approximately $127 million of their senior mortgage loans due 2015 (the “Defeasance Transaction”). Throughout July and August of 2014, subsidiaries of the Company entered into new mortgage loan agreements in the aggregate principal amount of $204 million (the “New Loans”) with various lenders, to refinance the properties that were repaid and released pursuant to the Defeasance Transaction.  The interest rates on the New Loans range from 4.22% to 4.72% with maturity dates ranging from 2024 to 2034.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2014

AMERCO

/s/ Jason A. Berg

Jason A. Berg,

Principal Financial Officer and

Chief Accounting Officer